Exhibit 10.41

AMENDMENT NO. 1 TO LICENSE AGREEMENT

This Amendment No. 1 to License Agreement (this “Amendment”) by and between Ocular Therapeutix, Inc., a corporation organized and existing under the laws of Delaware with a principal place of business at 24 Crosby Drive, Bedford, MA 01730 (‘Ocular”), and Affamed Therapeutics (HK) Limited, a corporation duly organized and existing under the laws of Hong Kong, with a principal place of business at Room 3306-3307, Two Exchange Square, 8 Connaught, Hong Kong (“AffaMed”), is made and entered into as of October 28, 2021 (the “Amendment Effective Date”).

WHEREAS, Ocular and Affamed Therapeutics Limited entered into a License Agreement dated as of October 28, 2020 (the “License Agreement”);

WHEREAS, Affamed is the wholly owned subsidiary of Affamed Therapeutics Limited, which assigned the License Agreement to Affamed on August 3, 2021 in accordance with Section 16.01(a) of the License Agreement.

WHEREAS, Ocular and Affamed desire to amend the License Agreement to modify the responsibilities of the Parties with respect to Regulatory Filings and certain other matters;

NOW THEREFORE, the Parties agree as follows:

1.All terms used in this Amendment and not defined shall have the meanings ascribed to them in the License Agreement.

2.Section 2.03 is amended to read in its entirety as follows:

“No Other Rights and Retained Rights. Nothing in this Agreement shall be interpreted to grant a Party any rights or right of reference under any Patent Rights or Know-How Controlled by the other Party that are not expressly granted herein, whether by implication, estoppel or otherwise, and, notwithstanding the foregoing provisions of Section 2.01, except as expressly set forth in this Agreement, neither Party grants any right or license in this Agreement to the other Party to any data, rights to make Regulatory Filings or any right or license under Patent Rights or Know-How Controlled by the first Party with respect to APIs or drug products other than the Licensed Product. Any rights not expressly granted to a Party by the other Party under this Agreement are hereby retained by such other Party.”

3.Section 4.01(d) is amended to read in its entirety as follows:

“(d) To the extent supported by clinical results, unless otherwise agreed by the Parties, Licensee shall file for, and endeavor to obtain or cause to be obtained, Regulatory Approval for the Licensed Products in each Jurisdiction in the Territory, including by providing all necessary resources required to seek and maintain Regulatory Approval for the Licensed Products in each Jurisdiction in the Territory. All Regulatory Filings will be made by Licensee acting as Ocular’s agent, with Ocular listed as Sponsor and/or Marketing Authorization Holder and shall be subject to Ocular’s approval to the same extent as set forth in Section 5.01(a). In addition, Licensee shall keep Ocular informed of all communications with Regulatory Authorities and provide copies of all communications and of all meetings intended to be held with such Regulatory Authorities with an opportunity to attend to the same extent as set forth in Section 5.01(a).”

3.Section 5.01 (a) is amended to read in its entirety as follows:

“(a) Subject to Section 4.01(a) and Section 5.01(b), Licensee shall have the responsibility to prepare, obtain, and maintain all Regulatory Filings, Licensed Product labeling and Regulatory Approvals, and to conduct communications with the Regulatory Authorities in the Territory, for the Development of Licensed Products in the Field in the Territory undertaken by Ocular and for the Commercialization of Licensed Products in the Field in the Territory undertaken by Licensee. Licensee shall be responsible for all of its costs and expenses incurred in connection with the foregoing and shall reimburse Ocular for its documented out of pocket costs (including expenses and costs associated with internal resources) at a rate of $200 per full time equivalent hour. Such rate will be adjusted on each annual anniversary of the date of this Amendment based on the percentage increase or decrease, if any, in the applicable CPI (determined based on the location of the applicable personnel) since the later of the date of this Amendment and the date of the latest adjustment date hereunder, through June 30 of the prior calendar year. For the avoidance of doubt, the Parties intend that the forgoing rate shall apply to any assistance or cooperation provided by Ocular in connection with the foregoing other than any assistance or cooperation for which the Parties have expressly agreed in writing to a cost allocation. All Regulatory Filings and Licensed Product labeling prepared by Licensee shall be delivered to Ocular (together with an English translation prepared at the expense of Licensee) no later than seven (7) Business Days prior to the date Licensee intends to submit them to a Regulatory Authority in the Territory and shall be subject to Ocular’s review and approval prior to such submission. All Regulatory Filings will be made by Licensee acting as Ocular’s agent, with Ocular listed as Sponsor and/or Marketing Authorization Holder. All material included in Regulatory Filings shall be considered Confidential Information of Ocular. Licensee shall provide copies of any communications received from Regulatory Authorities in the Territory relating to any Regulatory Filing or the Licensed Product (together with an English translation prepared at the expense of Licensee). Any Regulatory Authority communications that result in product deficiencies, or inquiries and require a response to the Regulatory Authority shall be provided to Ocular immediately, and such responses shall be reviewed and approved by Ocular prior to submission; provided that, if Ocular does not provide approval to Licensee within the timeline for response required by the Regulatory Authority, Licensee shall consider in good faith any comments received from Ocular with respect thereto and shall have the right to submit such responses within such timeline. In addition, Licensee shall inform Ocular of all meetings intended to be held with Regulatory Authorities in the Territory and provide Ocular the opportunity to attend any such meeting together with an interpreter at Ocular’s expense. For purposes of this Section 5.01(a), CPI means (a) for personnel located in the United States, the Consumer Price Index-All Urban Consumers published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index), or (b) for personnel located in any other country, the applicable equivalent index published in such foreign country applicable to personnel in such country.”

4.Section 5.01(c) is amended to read in its entirety as follows:

“(c) Within five (5) Business Days following the end of each Calendar Quarter, Ocular shall invoice Licensee for the amounts reimbursable to Ocular set forth in Section 5.01(a). Licensee shall pay all amounts payable under such invoice within thirty (30) days after the end of each Calendar Quarter.”

5.Except as modified hereby, each of the terms and provisions of the License Agreement shall remain in full force and effect.

6.This Amendment may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

IN WITNESS WHEROF, the Parties have executed this Amendment through their duly authorized representatives to be effective as of the Amendment Effective Date.

OCULAR THERAPEUTIX, INC.

By:	/s/Antony Mattessich
Name: Antony Mattessich
Title: President and Chief Executive Officer

AFFAMED THERAPEUTICS (HK) LIMITED

By:	/s/ Dayao Zhao
Name: Dayao Zhao
Title: Director and Chief Executive Officer